EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

Urban Outfitters, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-84284), as amended, and the registration statements on Form S-8 (Nos. 33-75522, 333-33603, 333-84333 and 333-38648) of Urban Outfitters, Inc. of our reports dated March 12, 2004, with respect to the consolidated balance sheets of Urban Outfitters, Inc. and subsidiaries as of January 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended, and the related financial statement schedule, which reports appear in the January 31, 2004 annual report on Form 10-K of Urban Outfitters, Inc.

Our report refers to our audit of the adjustments that were applied to restate the January 31, 2002 consolidated financial statements, as more fully described in Note 2 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the January 31, 2002 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 15, 2004